For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Reports First Quarter 2009 Results

Horsham, PA, May 15, 2009—Astea International Inc. (NASDAQ:ATEA), a global provider of service management solutions, today released financial results for the first quarter of 2009.

For the first quarter ended March 31, 2009, Astea reported revenues of $4.8 million compared to revenues of $7.0 million for the same period in 2008.  Net loss for the first quarter was $728,000 or ($.23) per share, compared to a net loss of $425,000 or ($.12) per share for the same period in 2008.  License revenues were $510,000 compared to $1.4 million in 2008. Total service and maintenance revenues were $4.3 million compared to $5.6 million in 2008.  For purposes of comparison, it should be noted that the amounts reported for the first quarter of 2008 included restated revenue from activities in prior periods. Reference should be made to the relevant quarterly and annual filings for further detail.

“Unfortunately this global economic recession is impacting companies across many industries that we target and, as a result, many of our existing pipeline opportunities continue to delay their purchasing process until they feel more comfortable with the state of the economy. This has definitely impacted our ability to produce the license revenues that we expected for the quarter.  Because we anticipated a difficult road ahead, we implemented cost containment initiatives many months ago and this has helped us weather these tough times by significantly reducing our cash run rate.  In the event, as is our goal, that we are able to improve upon our closed license opportunities, it will have a considerable positive impact on our financial results,” stated Zack Bergreen, CEO of Astea International. “We are pleased to see a continued demand for professional services work. We are fortunate to have a very healthy install base comprised of large, enterprise companies that continue to purchase additional modules as well as professional services.”

FIRST QUARTER HIGHLIGHTS

•	Many of Astea’s large enterprise deployments, encompassing their entire solution suite -- back office, mobility, and scheduling optimization solution modules have gone live in multiple countries.

•	Existing customers continued to expand their configurations with additional licensing for more users and functionality.

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Established Astea International Japan Inc., a new subsidiary in Tokyo, Japan. With resources in Tokyo, the company is providing sales, professional services and customer support to leading service organizations in the region. This new subsidiary has already been very well received with Astea’s existing customers in Japan and the local presence is already contributing to Astea’s overall success.

Astea will host a conference call that will be broadcast live over the Internet on May 18, 2009 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry’s leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception in 1979, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC,   gaming/leisure, imaging, industrial equipment, and medical devices.

www.astea.com.   Service Smart.  Enterprise Proven.

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© 2009 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2008, as supplemented in the 10-Q for the Quarter ended March 31, 2009 as filed with the Securities and Exchange Commission.